EXHIBIT 10.34
EXECUTIVE RETENTION AGREEMENT
This Executive Retention Agreement (this “Agreement”) is made by and between Enviva Management Company, LLC (the “Company”) and [______] (“Executive”) and is entered into as of [______], 2023 (the “Effective Date”) pursuant to the Enviva Inc. Long-Term Incentive Plan.
1.Purpose. The Company recognizes the important goal of retaining Executive as an employee of the Company, and, in furtherance of that goal, the Company wishes to provide financial incentives for Executive to remain an employee for the period of time specified in this Agreement and to continue to perform in a highly effective manner and contribute to the success of the Company and its affiliates. Except to the extent otherwise defined herein, capitalized terms used in this Agreement shall have the meaning given them in the Employment Agreement, as amended from time to time, between Executive and the Company.
2.Retention Bonus. Subject to the terms and conditions set forth herein, the Company shall pay to Executive an amount equal to [______] (the “Retention Bonus”), less applicable taxes, deductions, and withholdings, which amount shall be payable in a single lump sum cash payment as soon as practicable following the Effective Date but in no event later than the date that is 30 days following the Effective Date.
3.Clawback. In the event that Executive’s employment with the Company or its affiliates, collectively, is terminated prior to the Retention Date (as defined below) by (a) the Company for Cause or (b) Executive other than for Good Reason (including retirement), Executive shall repay to the Company, in immediately available funds, an amount equal to the Retention Bonus, less any amounts withheld by the Company for income and employment taxes, within thirty (30) days following the date of Executive’s termination of employment and, in order to satisfy such repayment, Executive agrees that the Company may offset against, and Executive authorizes the Company to deduct from, any payments due to Executive, or to Executive’s estate, heirs, legal representatives or successors; provided that, no such offset shall result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”). For the avoidance of doubt, in the event that Executive’s employment with the Company or its affiliates is terminated either (x) prior to the Retention Date by (i) the Company without Cause, (ii) Executive for Good Reason, or (iii) the Company or Executive due to Executive’s death or Disability, or (y) on or following the Retention Date for any reason or no reason at all, Executive shall not be required to repay the Retention Bonus.
For purposes of this Agreement, the term “Retention Date” means July 23, 2024.
4.Release. In exchange for the promises of the Company set forth in this Agreement, the sufficiency of which Executive acknowledges, Executive, with the intention of binding Executive and Executive’s heirs, executors, administrators, and assigns, does hereby release, remise, acquit and forever discharge the Company and its subsidiaries, its and their present and former officers, directors, shareholders, agents, attorneys, employees, and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors, and assigns of each
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of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees, and liabilities of whatever kind or nature in law, equity, or otherwise, whether accrued, absolute, contingent, unliquidated, or otherwise and whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns, or holds, or has at any time heretofore had, owned, or held, arising on or prior to the date hereof, against any Company Released Party (collectively, the “Released Claims”); provided that this Section 4 shall not waive Executive’s existing rights to (a) accrued compensation or benefits, (b) any claims or rights arising after the date that Executive signs this Agreement, or (c) indemnification and advancement of expenses in connection with, arising from, or related in any way to actions or omissions in Executive’s capacity as a director, officer, employee, agent, or other capacity for the Company or any of its affiliates or any other entity at the direction of the Company or any of its affiliates, including, without limitation, indemnification and advancement of expenses pursuant to the Company’s bylaws, certificate of incorporation, or other policies or agreements.
Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Further, in no event shall the Released Claims include (i) any claim that first arises after the date this Agreement is executed by Executive, including any claim to enforce Executive's rights under this Agreement; (ii) any claim to any vested benefits under the Employee Retirement Income Security Act of 1974, as amended; or (iii) any right to receive an award for information provided to any governmental authorities. By signing this Agreement, you acknowledge that the Company has advised you to consult with an attorney prior to executing this Agreement, and in particular in relation to the Released Claims.
5.Not a Contract of Employment. This Agreement is not a contract of employment and does not guarantee Executive employment for any specified period of time.
6.Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive and such officer (other than Executive) as may be specifically designated by Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
7.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of laws principles of such state.
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8.Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A and shall be construed and administered in accordance with Section 409A.
9.Entire Agreement. This Agreement contains all of the understandings and representations between the Company and Executive relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonuses; provided, however, that this Agreement shall not supersede or modify any other agreements between the Company and Executive.
10.Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
11.Counterparts. This Agreement may be executed in one or more counterparts (including by pdf or other electronic means), each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
12.Assignment; Change in Control. The provisions of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used in this Agreement shall include any corporation or other business entity which shall by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets or ownership of the Company, and successors of any such corporations or other business entities. Where appropriate, the term “Company” as used in this Agreement shall also include any other successor that assumes the Agreement. Notwithstanding anything to the contrary herein, upon the occurrence of a Change in Control prior to the Retention Date, the Agreement shall terminate, and Executive shall not be required to repay the Retention Bonus pursuant to Section 3 of this Agreement.
For purposes of this Section 12:
“Change in Control” shall mean the occurrence of one or more of the following transactions: (A) the sale or disposal by Enviva Inc. (“EVA”) of all or substantially all of its assets to any person other than an affiliate of EVA; (B) the merger or consolidation of EVA with or into another partnership, corporation, or other entity, other than a merger or consolidation in which the equityholders in EVA immediately prior to such transaction retain a greater than 50% equity interest in the surviving entity; or (C) the acquisition by any person or group (as defined in Section 13d(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of the beneficial ownership (as defined in Section 13d(d)(3) of the Exchange Act) of more than 50% of the equity of EVA entitled to vote in the election of EVA’s directors (or the persons performing the functions of directors).
13.Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required pursuant to any law, government regulation, or ruling.
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14.Other Benefits. The Retention Amount is a special payment to Executive and is not intended to supersede or replace any other compensation payable to Executive and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension or retirement, death, or other benefit under any bonus, incentive, pension or retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
15.Legal Expenses. In the event of any claim, dispute, litigation, arbitration, or other proceeding relating to Section 3 of this Agreement in which the Company is the prevailing party, the Company shall be entitled to receive, and Executive shall pay upon demand, reasonable attorneys’ fees and related costs incurred by the Company in connection with the resolution of such claim, dispute, litigation, arbitration, or other proceeding. If the Company is not the prevailing party in such a claim, dispute, litigation, arbitration, or other proceeding, the Company shall pay Executive upon demand, reasonable attorneys’ fees and related costs incurred by the Executive in connection with the resolution of such claim, dispute, litigation, arbitration, or other proceeding.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
ENVIVA MANAGEMENT COMPANY, LLC
By:
    Name:
    Title:
EXECUTIVE

Name:
Title:
SIGNATURE PAGE TO EXECUTIVE RETENTION AGREEMENT